Exhibit 1.01

This Conflict Minerals Report for ORBCOMM Inc. and its subsidiaries (“ORBCOMM”, “we”, “us”, “our” or the “Company”), is filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period January 1, 2015 through December 31, 2015. Please refer to the Rule, Form SD and SEC Release No. 34-67716 for definitions to the capitalized terms used in this Report, unless otherwise defined herein.

A.	Company/Product Overview

ORBCOMM is a global provider of Machine-to-Machine (“M2M”) and Internet of Things (“IoT”) solutions, including network connectivity, devices, device management and web reporting applications. The Company’s M2M and IoT products and services are designed to track, monitor, control and enhance security for a variety of assets, such as trailers, trucks, rail cars, sea containers, generators, fluid tanks, marine vessels, diesel or electric powered generators (“gensets”), oil and gas wells, pipeline monitoring equipment, irrigation control systems and utility meters, in industries for transportation & distribution, heavy equipment, oil & gas, maritime and government. The Company provides these services using multiple satellite and cellular network platforms. We develop, design and market the hardware and other ancillary equipment that we sell; however we do not manufacture any products. All of our products are produced by domestic and foreign contract manufacturers to our specifications or purchased fully assembled by third party domestic or foreign suppliers. Based on our review of our supply chain, we have determined that Conflict Minerals are necessary to the functionality or production of certain equipment purchased by or manufactured for us (“In-Scope Products”); however, none of our manufactured or assembled products are purchased directly from suppliers in the Covered Countries.

B.	Reasonable Country of Origin Inquiries

In accordance with the Rules, ORBCOMM began due diligence procedures to determine the conflict minerals status of the components used to manufacture ORBCOMM’s In-Scope Products based on guidance from the Organization for Economic Cooperation and Development (“OECD”) and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, an internationally recognized due diligence framework. ORBCOMM conducted a good faith reasonable country of origin inquiry (“RCOI”) focused on the components used in its In-Scope Products to determine whether any of the Conflict Minerals necessary to those In-Scope Products originated in the Covered Countries or are from recycled or scrap sources. ORBCOMM’s RCOI consisted of classifying and contacting the suppliers of those components and requesting completion of the Electronic Industry Citizen Coalition and Global e-Sustainability (“EICC/GeSI”) Conflict Free Sourcing Initiative Template (“CFSI Template”) to assist in identifying, where possible, the entire supply chain, down to the smelter and refiner level, in order to determine whether such materials originated in any of the Covered Countries.

C.	ORBCOMM’s Due Diligence and Results

The majority of our suppliers involved in the production of our In-Scope Products responded to our request to complete the CFSI Template. The majority of those respondents could not say with certainty that the components sold to ORBCOMM did not contain Conflict Minerals originating from the Covered Countries and reported “origin unknown”. Many of those suppliers are in the process of completing their own due diligence inquiries for filing year 2016 or are not required to comply with the Rule because they are foreign entities not subject to the Rule or similar local rules. Therefore, as a result of the RCOI inquiry ORBCOMM has determined that for the calendar year 2015, its conflict minerals status is “DRC conflict undeterminable” because it cannot exclude the possibility that some of its products may contain Conflict Minerals which may have originated in one or more of the Covered Countries.

D.	Due Diligence/RCOI – Next Steps

For 2016, ORBCOMM intends to take the following steps to improve the due diligence it conducts in order to identify and mitigate any risk that the Conflict Minerals in its in-scope products could benefit armed groups in the Covered Countries:

•	Continue to engage with our suppliers and contract manufacturers to enhance our yearly survey responses;

•	Continue to encourage increased due diligence by our suppliers downstream to their suppliers;

•	Include in every new supplier contract standard terms that require responses to Conflict Mineral related inquiries and requirements; and

•	Develop and communicate a policy where those suppliers who do not timely respond to requests for information and investigation of Conflict Minerals use within its products/components are re-evaluated and potentially replaced in ORBCOMM’s supply chain.

Forward-Looking Statements

Certain statements discussed in this report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.